                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                        MEMC ELECTRONIC MATERIALS, INC.
------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the Appropriate box):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and
        0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 011 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement no.:

      (3)   Filing Party:

      (4)   Date Filed:

------------------------------------------------------------------------------

                        MEMC ELECTRONIC MATERIALS, INC.
                      501 PEARL DRIVE (CITY OF O'FALLON)
                          ST. PETERS, MISSOURI 63376

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 5, 1998

      To the Stockholders of MEMC Electronic Materials, Inc.:

          The Annual Meeting of Stockholders of MEMC Electronic
      Materials, Inc. (the "Company"), a Delaware corporation, will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Tuesday, May 5, 1998, at 10:00 a.m., local time, for the following purposes:

          1. To elect directors; and

          2. To transact such other business as may properly come before the meeting and all adjournments thereof.

          The Board of Directors has fixed March 9, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and all adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the executive offices of the Company not less than ten days prior to the Annual Meeting.

                                       By Order of the Board of Directors


                                       HELENE F. HENNELLY
                                       Secretary

      March 23, 1998
      St. Peters, Missouri

          EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE
      ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                        MEMC ELECTRONIC MATERIALS, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

    The enclosed proxy is solicited on behalf of the Board of Directors of MEMC Electronic Materials, Inc. (the "Company") for use at the Annual Meeting of its stockholders to be held May 5, 1998 at 10:00 a.m. at The Ritz-Carlton
St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 (the "Annual Meeting"). If the proxy is executed and returned to the Company, it nevertheless may be revoked at any time before it is exercised (i) by written notice to the Secretary of the Company at the Company's principal executive offices at the address set forth below, (ii) by properly submitting to the Company a duly executed proxy bearing a later date, or (iii) by attending the meeting and voting in person. If matters other than the election of directors properly come before the meeting, the proxy will be voted by the persons named therein in a manner which they consider to be in the best interests of the Company.

                                  BACKGROUND

    Prior to July 12, 1995, the Company was a wholly owned subsidiary of Huls Corporation. Huls Corporation is wholly owned by VEBA Corporation, the U.S. holding company for activities of the VEBA group in the United States. VEBA Corporation is directly and indirectly wholly owned by VEBA AG, which is among the largest publicly held industrial corporations in Germany. VEBA AG is engaged in businesses including power generation and distribution, chemicals, oil exploration, refining and distribution of oil products, trading, transportation services and telecommunications.

    On July 12, 1995 (the "IPO Date"), the Company completed its initial public offering ("IPO") of 19,550,000 shares of the Company's Common Stock (the "Common Stock"). At the conclusion of the IPO and as of the date hereof, VEBA AG, through its indirect ownership of Huls Corporation, retained and currently maintains ownership of slightly more than a majority of the issued and outstanding Common Stock of the Company.

    The Company's principal executive offices are located at 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376. All correspondence to the Company should be directed to P.O. Box 8 at the aforementioned address. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about March 23, 1998.

                                    VOTING

    Only the holders of record of Common Stock at the close of business on March 9, 1998 are entitled to notice of, and to vote, either in person or by proxy, at the Annual Meeting and all adjournments thereof. At the close of business on March 9, 1998, 40,511,164 shares of Common Stock of the Company were issued and outstanding. A majority of the outstanding shares of Common Stock on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock held of record as of the record date is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. The Board knows of no matters other than the election of directors to be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

    The MEMC Stock Fund holds Common Stock as an investment alternative for participants in the MEMC Retirement Savings Plan (the "Plan"). Plan participants have the right under the Plan to direct the Plan's trustee how to vote the shares of Common Stock that are held by the Plan. The Plan requires the trustee to vote shares for which participants do not provide voting direction in proportion to the votes cast by all voting participants.

    Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting.

    The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares represented at the Annual Meeting but not voted for any reason, have no impact on the election of directors.

                             ELECTION OF DIRECTORS

    The Certificate of Incorporation of the Company (the "Certificate") and the Company's Bylaws (the "Bylaws") provide that the Board shall consist of not less than five and not more than fifteen directors, the exact number of directors to be determined from time to time by resolution of the Board of Directors. By resolution, the Board has currently set the number of directors at nine members. The Certificate also provides for a classified Board of Directors divided into three classes whose terms expire at different times. Three members are to be elected to the Board of Directors in 1998, each to serve for a term of three years. All of the Board's nominees for election at the 1998 Annual Meeting of Stockholders for a term expiring at the 2001 Annual Meeting of Stockholders are currently directors of the Company. The Board of Directors has no reason to doubt the availability of its slate of nominees and each nominee has indicated his willingness to serve if elected. If any nominee shall decline or be unable to serve for any reason, it is intended that, at the discretion of the Board of Directors, the Board will appoint a replacement director or the size of the Board will be reduced.

    The persons named in the enclosed form of proxy intend to vote such proxy for the election of the three nominees named below as directors of the Company, unless the stockholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If the proxy card is signed and returned without any direction given, stock represented by the form of proxy will be voted FOR the election of the three nominees named on the proxy.

       INFORMATION AS OF JANUARY 31, 1998 (EXCEPT AS DISCLOSED BELOW) REGARDING NOMINEES FOR DIRECTORS
                            TO BE ELECTED IN 1998 FOR TERMS EXPIRING IN 2001
                                                 PRESENT
                                                  TERM
               NAME                     AGE      EXPIRES                     BUSINESS EXPERIENCE
               ----                     ---      -------                     -------------------
Dr. Erhard Meyer-Galow.............     56        1998   Chairman of the Board of Directors of the Company since
                                                         August 1996; Vice Chairman of the Board of Directors of the
                                                         Company from May 1995 to August 1996; Chairman of the Board of Management of Stinnes AG, an affiliate of the Company,
                                                         since April 1998 and Member of the Board of Management of
                                                         Stinnes AG from 1991 to 1993; Chairman of the Board of
                                                         Management of Huls AG, an affiliate of the Company, from
                                                         October 1993 to March 1998; Member of the Board of
                                                         Management of VEBA AG since October 1993; Member of the
                                                         Supervisory Board of Rutgers AG since January 1995; Member of the Supervisory Board of Westfalische Hypothekenbank
                                                         Dortmund, Germany since March 1997.

Dr. Alfred Oberholz................     45        1998   Director of the Company since March 1997; Deputy Member of the Board of Management of Huls AG since July 1996; Head of
                                                         Silicones/Silanes Business Unit of Huls AG from January 1995 to November 1996; Member of the Supervisory Board of Huls
                                                         Silicone GmbH, an affiliate of the Company, since November
                                                         1997; Member of Central Department for Corporate Strategy of
                                                         Huls AG from May 1993 to December 1994.

Ludger H. Viefhues.................     55        1998   Director of the Company since 1989; Chief Executive Officer of the Company since August 1996; Chairman of the Board of
                                                         Directors of the Company from March 1993 to August 1996;
                                                         Executive Vice President and Chief Financial Officer of the
                                                         Company from 1989 to 1992; Chief Financial Officer of Huls
                                                         AG from January 1993 to July 1996; Member of the Board of
                                                         Management of Huls AG from October 1993 to July 1996; Member of the Advisory Board of Steag AG since January 1996.

                                       3

              INFORMATION AS OF JANUARY 31, 1998 (EXCEPT AS DISCLOSED BELOW) REGARDING THE DIRECTORS
                   WHO ARE NOT NOMINEES FOR ELECTION AND WHOSE TERMS CONTINUE BEYOND 1998<F1>

                                                 PRESENT
                                                  TERM
               NAME                     AGE      EXPIRES                     BUSINESS EXPERIENCE
               ----                     ---      -------                     -------------------
Klaus R. von Horde<F2>.............     55        1999   Director of the Company since November 1997; President and
                                                         Chief Operating Officer of the Company since December 1997;
                                                         Member of Board of Directors of Rohm GmbH, an affiliate of the Company; Chief Executive Officer and Chairman of the
                                                         Management Board of Carl Schenck AG from January 1993 to
                                                         November 1997.

Willem D. Maris....................     58        1999   Director of the Company since September 1995; President and
                                                         Chief Executive Officer of ASM Lithography Holdings since
                                                         1990.

Paul T. O'Brien....................     52        1999   Director of the Company since May 1995; Assistant Secretary of Huls Corporation since September 1996; Executive Vice
                                                         President of CREANOVA Inc. (formerly known as Huls America
                                                         Inc.), an affiliate of the Company, since October 1992;
                                                         General Counsel and Secretary of CREANOVA Inc. since June
                                                         1985; Corporate Vice President of Huls Corporation from July
                                                         1993 to September 1996.

Michael B. Smith...................     61        2000   Director of the Company since September 1995 and from August
                                                         1989 to May 1993; Vice Chairman of Global USA, Inc. since
                                                         August 1997; Senior Principal of Capitoline/Manning, Selvage
                                                         & Lee from 1996 to July 1997; President of SJS Advanced
                                                         Strategies from 1989 to 1995.

Helmut Mamsch<F3>..................     53        2000   Director of the Company since March 1998; Member of the
                                                         Board of Management of VEBA AG since October 1993; Chairman of the Board of Management of Stinnes AG from July 1996 to
                                                         March 1998; Chairman of the Board of Management of Raab
                                                         Karcher AG from February 1991 to June 1996; Member of the
                                                         Supervisory Boards of Readymix AG, SGF Deutsche Holding
                                                         GmbH, VEBA URBANA AG (an affiliate of the Company) since
                                                         July 1996; Member of the Board of Directors of Logica Plc
                                                         since July 1996.

--------

<F1> Dr. Robert M. Sandfort, whose term as a director would have expired at the
     Annual Meeting in the year 2000, has resigned from the Board effective March 20, 1998. The Board has not identified a replacement. Pursuant to the Certificate, the Board may appoint a replacement for Dr. Sandfort for the remainder of his term.

<F2> Klaus R. von Horde was appointed by the Board effective November 19, 1997 to replace Prof. Dr. Harald Jurgen Biangardi who resigned from the Board effective November 18, 1997.

<F3> Helmut Mamsch was appointed by the Board effective March 21, 1998 to replace Armin-Peter Bode who resigned from the Board effective March 20, 1998.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1998 (except as disclosed below), by (i) each director, which includes nominees for election as a director, (ii) each executive officer, including former executive officers, named in the Summary Compensation Table (the "Named Executive Officers"), and (iii) all directors and executive officers of the Company as a group. None of the aforementioned individuals own one percent or more of the issued and outstanding Common Stock of the Company. As of January 31, 1998, directors and executive officers of the Company as a group own in the aggregate 1.22 percent of the issued and outstanding Common Stock of the Company.

                                                       NUMBER
                                                         OF
           NAME                                        SHARES
           ----                                        ------
Armin-Peter Bode..................................       700<F1>
Tom L. Cadwell....................................    18,356<F2><F3>
Marcel Coinne.....................................    29,181<F4>
Ralph D. Hartung..................................    30,256<F5>
Willem D. Maris...................................       700<F1>
Dr. Erhard Meyer-Galow............................    12,700<F1><F6>
Dr. Alfred Oberholz...............................       584<F7>
Paul T. O'Brien...................................       700<F1>
Dr. Robert M. Sandfort............................   213,934<F8>
Dr. Werner Schmitz................................    22,006<F9>
Michael B. Smith..................................     1,100<F1><F10>
James M. Stolze...................................    49,756<F11>
Ludger H. Viefhues................................    16,025<F12>
Klaus R. von Horde................................        --
Helmut Mamsch.....................................        -- <F13>
All directors and executive officers as a group
  (22 persons)....................................   502,256

--------

 <F1> Includes 700 shares issuable upon exercise of stock options granted over the MEMC Electronic Materials, Inc. 1995 Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan") over which he is deemed to have sole voting and investment power.

 <F2> Mr. Cadwell resigned from the Company effective December 31, 1997, and his stock ownership information as of December 31, 1997.

 <F3> Sole voting and investment power over 18,356 shares, including 9,352 shares issuable upon exercise of stock options granted under the Equity Incentive Plan.

 <F4> Sole voting and investment power over 11,552 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting power but no investment power over 2,200 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 15,429 shares including 3,370 shares owned by Mr. Coinne's spouse. Mr. Coinne disclaims beneficial ownership of the shares owned by his spouse.

 <F5> Sole voting and investment power over 11,552 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting power but no investment power over 2,200 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 16,504 shares.

 <F6> Sole voting and investment power over 12,000 shares.

 <F7> Consists of 584 shares issuable upon exercise of stock options granted under the Equity Incentive Plan, over which he is deemed to have sole voting and investment power.

 <F8> Sole voting and investment power over 211,334 shares including 169,129 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; shared voting and investment power over 2,600 shares.

 <F9> Sole voting and investment power over 19,506 shares including 12,002 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting but no investment power over 2,500 shares of unvested restricted stock awarded under the Equity Incentive Plan.

<F10> Shared voting and investment power over 400 shares.

                                       5


<F11> Sole voting and investment power over 38,956 shares including 12,452 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; sole voting but no investment power over 2,800 shares of unvested restricted stock awarded under the Equity Incentive Plan; shared voting and investment power over 8,000 shares.

<F12> Sole voting and investment power over 10,025 shares issuable upon exercise of stock options granted under the Equity Incentive Plan; shared investment power over 6,000 shares.

<F13> Mr. Mamsch became a member of the Board on March 21, 1998 and his stock ownership information is as of such date.

    The following table sets forth information regarding all persons or entities known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of January 31, 1998.

        NAME AND ADDRESS                                                  NUMBER OF SHARES       PERCENTAGE OF CLASS
        ----------------                                                  ----------------       -------------------
Huls Corporation......................................................    21,490,942<F1>               52.2%
13801 Riverport Drive
Suite 500
Maryland Heights, MO 63043

State of Wisconsin Investment Board...................................     2,915,000<F2>                7.1%
P.O. Box 7842
Madison, WI 53707

--------

<F1> This information is based on a Schedule 13G dated February 14, 1996 jointly filed with the Securities and Exchange Commission (the "SEC") by VEBA AG and its indirect, wholly owned subsidiary, Huls Corporation. The aforementioned companies report sole voting and investment power over these shares of Common Stock.

<F2> This information is based on a Schedule 13G dated January 13, 1998 filed with the SEC. The State of Wisconsin Investment Board reports sole voting and disposition power over all its shares.

           BOARD MEETINGS AND COMMITTEES; COMPENSATION OF DIRECTORS

BOARD OF DIRECTORS

    The Board of Directors met four times in 1997. The Company's Bylaws provide for an Audit Committee and a Compensation Committee and authorize the Board, by resolution, to designate other committees having such duties and functions as provided in the resolution creating them. The Board has established committees having responsibility in specific areas of Board activity, and the duties and responsibilities of the standing committees are described herein. Each of the directors attended 75% or more of the aggregate of the meetings of the Board and of the Board committees on which they served in 1997.

AUDIT COMMITTEE

  Members: Willem D. Maris and Michael B. Smith

    The Audit Committee met five times in 1997. The Audit Committee reviews the Company's internal accounting and auditing procedures, meets from time to time with the Company's internal auditors and with the Company's independent auditors to review their accounting recommendations to the Company, and submits reports periodically on the foregoing matters to the Board of Directors.

COMPENSATION COMMITTEE

  Members: Dr. Erhard Meyer-Galow, Michael B. Smith and Dr. Alfred Oberholz

    The Compensation Committee met six times in 1997. The responsibilities of the Compensation Committee include: selecting the executive and salaried employees who participate in the executive compensation program (the "Participants"); periodically reviewing management development efforts; reviewing and approving new compensation programs; setting base salaries for Participants; reviewing and approving base salaries of recently hired Participants; approving annual cash incentive plan participants, targets and award amounts; approving profit sharing programs; and reviewing and approving annual adjustments in compensation necessitated by competitive, inflationary or governmental pressures.

ENVIRONMENTAL, SAFETY AND HEALTH COMMITTEE

  Members: Klaus R. von Horde, Paul T. O'Brien and Michael B. Smith

    The Environmental, Safety and Health Committee met four times in 1997. The Environmental, Safety and Health Committee evaluates the impact that existing and developing environmental, safety and health laws, regulations, trends and issues may have on Company operations, personnel and performance. It periodically meets with management to encourage the taking of appropriate actions to minimize or mitigate the impact of such laws, regulations, trends and issues on the Company, its operations and its personnel. The Environmental, Safety and Health Committee also monitors the Company's performance in these areas in light of its stated corporate guidelines.

PLANNING AND CAPITAL EXPENDITURES COMMITTEE

  Members: Klaus R. von Horde, Willem D. Maris, Ludger H. Viefhues, Dr. Alfred
           Oberholz and Helmut Mamsch

    The Planning and Capital Expenditures Committee met four times in 1997. The Planning and Capital Expenditures Committee reviews regularly with management of the Company the capital expenditures planned or desired by the Company and makes recommendations to the full Board of Directors with respect to such matters.

DIRECTOR NOMINATIONS

    The Company does not have a standing nominating committee; the Board of Directors performs this function. Pursuant to the Certificate, the Board will accept nominations of persons for election to the Board of Directors by any stockholder of the Company on the record date for the annual meeting of stockholders who submits a notice to the Company which sets forth the information about both the nominee (including but not limited to the information required by the federal proxy solicitation rules) and the stockholder making the nomination.

    To be timely, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever occurs first.

DIRECTORS' FEES

    Each director who is not an employee of the Company is paid an annual retainer of $25,000 and is paid $1,000 for each Board meeting and each committee meeting he attends, plus expenses. Each non-employee director is also paid an annual retainer of $3,000 for each committee on which such non-employee director serves as a member and $6,000 (in lieu of the $3,000) for each committee on which such non-employee director serves as chairman. Each non-employee director who is the chairman of a committee is paid $2,000 (in lieu of the $1,000) for each committee meeting he attends and serves as chairman.

    In addition, on January 1, 1997, each non-employee director was awarded stock options to purchase 2,100 shares of Common Stock under the Company's Equity Incentive Plan. Dr. Oberholz was awarded stock options to purchase 1,750 shares due to his appointment to the Board on March 18, 1997. All such stock options vest in 33 1/3% increments on January 1, 1998, January 1, 1999 and January 1, 2000.

    On December 1, 1997, in connection with his resignation and retirement as the Company's Chief Operating Officer, Dr. Sandfort entered into a consulting arrangement with the Company in which he agreed to make himself available for consultation to the Company. Under this arrangement, the Company agreed to make a lump sum payment of $539,751, which amount is included in "All Other Compensation" in the Summary Compensation Table and, in addition, to pay Dr. Sandfort an hourly rate of $250 for consulting services.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is based on the premise that a balance is required between the needs of the Company in operating its business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The program is reviewed at least annually by the Compensation Committee (the "Committee") to ensure consistency with the compensation philosophy of the Company and that the stated objectives continue to be met.

    The Committee is made up of non-management directors. The Committee members consist of: Dr. Erhard Meyer-Galow, Chairman, Armin-Peter Bode, Michael B. Smith, and Dr. Alfred Oberholz. Dr. Oberholz was appointed to the Committee on November 18, 1997.

POLICIES, GOALS AND RESPONSIBILITIES

    The Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives.

    The philosophy of the Committee is to establish compensation at a level which will allow the Company to attract, retain and motivate the caliber of individuals required to manage and expand the Company's business. Compensation levels are established based upon survey data of comparable U.S. companies, or comparable companies in the world area or country of the respective business, developed by internationally recognized compensation consultants, such as Towers Perrin. The 1997 guideline for compensation is the median level of Towers Perrin Compensation Data Bank Executive Compensation Survey
("Survey"). Companies included in this Survey are considered to be representative samples of those with which the Company competes for employees. Many of the companies in the Survey are also included in the companies that make up the indices for the Stock Price Performance Graph.

    The 1997 executive compensation program consisted of three components: 1) base salary, 2) annual cash incentive awards, and 3) long term incentive awards.

BASE SALARY

    The base salary of each executive officer is reviewed annually. In deciding the appropriate salary, the Committee considers, as the primary driver, the median external pay practices of the appropriate comparator group, internal equity issues, level of responsibility, individual performance, time in position, and prior experience and knowledge. The Committee uses broad discretion when setting base salary levels and considers all of the above criteria. It does not assign a specific weight to any of these factors.

    In 1997, the base salary of the CEO, Ludger H. Viefhues, was $500,000 per year.

ANNUAL CASH INCENTIVE AWARD

    Participation in the Annual Incentive Bonus Plan is discretionary on the part of the Company and the plan is non-contractual. Under current practice, annual cash awards are made to middle management and senior executives to recognize and reward individual and corporate performance. Participants are selected on the basis of their salary grade level which is reflective of their positions in the Company.

    The Committee establishes a performance/payout schedule each year to set target bonuses (as a percentage of salary) for each salary grade. Target bonus levels are targeted at the median level of the comparator group, based upon the Survey. The target bonus level for participants range from 5% to 45% of the participant's annual salary and the maximum award payout can be as much as 220% of the target bonus level if superior performance levels are attained.

    The award is subject to three performance factors: 1) performance against its net earnings budget, 2) performance against a set of quality goals, and 3) the individual's personal performance contribution as judged by management. The portion of the award which is profit dependent is triggered at 80% of budgeted profit and reaches a maximum payout of 1.76 times the target incentive level when 120% of the budgeted profit is reached. An amount equal to 0.44 times the target incentive is dependent upon performance against the quality goals and the achievement of at least 80% of budgeted profit.

    Based on the financial performance of the Company, the Committee made no award to the CEO, Mr. Viefhues, in 1997.

LONG TERM INCENTIVE AWARDS

    The Company established a long term incentive bonus plan ( the "LTIP") beginning in 1996 for senior executives and certain members of middle management. The LTIP has a four (4) year performance period beginning January 1, 1996 and ending December 31, 1999 (the "LTIP Period"). The LTIP consists of two parts: 1) annual grants of non-qualified stock options with 25% of such options vesting on each anniversary of such grant and 2) for certain executive officers, a one time grant of performance vesting restricted stock which vest only upon attainment of certain cumulative earnings per share goals. The non-qualified stock options have an exercise price per share equal to 100% of the market value on the date of the grant.

    For each participant in the LTIP, the Committee determines a target percentage of base salary to be received by such participant in the form of equity-based compensation under the LTIP during the LTIP Period. For each participant, such percentage is determined based on the median external pay practices of the appropriate comparable group and such participants's level of responsibility with the Company. Such percentages currently range from 25% to 100%. In general, the annual grants of non-qualified stock options are intended to comprise 100% of the value of the total LTIP award to each participant during the LTIP Period (with such non-qualified stock options valued under an option pricing model).

    Pursuant to the target LTIP award determined by the Committee for the CEO, Mr. Viefhues was awarded non-qualified stock options to purchase 30,600 shares for the LTIP performance year 1997.

DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

    The Committee will review for future application the tax deductibility of executive compensation in excess of $1 million to determine how to structure benefit plans in such a manner that permits the deductibility of such compensation under Section 162(m) of the Internal Revenue Code when the Company can do so without material change to its overall compensation program. There was no individual executive who received compensation in excess of $1 million in 1997.

SEVERANCE ARRANGEMENTS

    In recognition of his long term service to the Company, his knowledge of the industry and the Company's desire to have Dr. Sandfort available to serve as a consultant and to enter into a non-competition agreement, the Company, in connection with his retirement and termination of employment, agreed to make lump sum payments to Dr. Sandfort. These are reflected in the "All Other Compensation" column opposite his name in the Summary Compensation Table. The agreement with Dr. Sandfort includes a full release of any claims he might have against the Company. In recognition of Mr. Cadwell's long-term service to the Company and in connection with his resignation and termination of employment, the Company agreed to make lump sum payments to Mr. Cadwell. These are reflected in the "All Other Compensation" column opposite his name in the Summary Compensation Table. The agreement with Mr. Cadwell includes a full release of any claims he might have against the Company.

MEMBERS OF THE COMPENSATION COMMITTEE

    Dr. Erhard Meyer-Galow, Chairman
    Mr. Armin-Peter Bode
    Ambassador Michael B. Smith
    Dr. Alfred Oberholz

                                            SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                                               AWARDS
                                              ANNUAL COMPENSATION                     ------------------------
                              --------------------------------------------------      RESTRICTED    SECURITIES
                                                                    OTHER ANNUAL        STOCK       UNDERLYING       ALL OTHER
        NAME AND                         SALARY       BONUS        COMPENSATION         AWARDS       OPTIONS/       COMPENSATION
   PRINCIPAL POSITION          YEAR     ($)<F1>        ($)           ($)<F2>           ($)<F3>       SARs(#)            ($)
   ------------------          ----     -------       -----        -------------      ----------    ----------      ------------
Ludger H. Viefhues             1997     500,000           --           --                  --        30,600           6,720<F4>
Chief Executive Officer        1996     241,331<F5>  180,208           --                  --         9,500           6,300<F4>
                               1995          --           --           --                  --            --              --

James M. Stolze<F6>            1997     247,662           --           --                  --         5,600           6,720<F4>
Executive Vice President       1996     237,806      103,973           --              91,350<F7>     5,600           2,945<F4>
and Chief Financial Officer    1995     124,583      454,495<F8>       --             396,096<F9>    16,504

Dr. Werner Schmitz             1997     215,300           --           --                  --         5,000           6,720<F4>
Executive Vice President       1996     206,750       90,393           --              81,563<F7>     5,000           6,300<F4>
Customer Affairs               1995     192,275      110,000       43,857<F10><F11>   396,096<F9>    16,504           6,300<F4>

Marcel Coinne                  1997     206,444<F12>      --      360,899<F12><F13>        --         4,400              --
Corporate Vice President       1996     234,161<F12> 102,825<F12> 234,329<F12><F13>    71,775<F7>     4,400              --
Customer Operations            1995     245,666<F12> 138,128<F12> 232,012<F12><F13>   396,096<F9>    16,504              --

Ralph D. Hartung               1997     197,775           --      666,019<F14>             --         4,400           6,720<F4>
Corporate Vice President       1996     186,875       83,040      485,116<F14>         71,775<F7>     4,400           6,300<F4>
Operations                     1995     174,600       97,075      333,241<F14>        396,096<F9>    16,504           6,300<F4>

Dr. Robert M. Sandfort<F15>    1997     353,182<F16>      --           --                  --        12,200       2,596,156<F17>
Former President and           1996     320,496      168,156           --             199,013<F7>    12,200           6,300<F4>
Chief Operating Officer        1995     284,365      204,600           --           1,152,000<F18>  144,729           6,300<F4>

Tom L. Cadwell<F19>            1997     249,480<F20>      --           --                  --         4,400<F21>    242,490<F22>
Former Corporate Vice          1996     199,367       90,825           --              71,775<F7>     4,400<F21>      6,255<F4>
President and President, Asia  1995     173,975       99,660           --             396,096<F9>    16,504<F21>      6,081

----------

 <F1> Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the Named Executive Officer.

 <F2> Applicable regulations set reporting levels.

 <F3> The aggregate number of shares of restricted stock held by each of the
      Named Executive Officers and their value at December 31, 1997 are as follows: Mr. Viefhues--0 shares; Mr. Stolze--2,800 shares, $42,700; Dr. Schmitz--2,500 shares, $38,125; Mr. Coinne--2,200 shares, $33,550; Mr.
      Hartung--2,200 shares, $33,550; Dr. Sandfort--0 shares; and Mr. Cadwell--0 shares. The value of the restricted stock is determined by multiplying the total number of shares held by the Named Executive Officer by the closing price on the New York Stock Exchange ("NYSE") on December 31, 1997 ($15.25 per share). Pursuant to Dr. Sandfort's Amended Employment Agreement dated December 1, 1997, the restricted stock held by Dr. Sandfort fully vested and all restrictions pertaining thereto lapsed on December 1, 1997. Due to Mr. Cadwell's resignation of employment effective December 31, 1997, the unvested restricted stock held by Mr. Cadwell (2,200 shares) was forfeited and canceled pursuant to the terms of the Equity Incentive Plan. No dividends were paid on the restricted stock, as no dividends have been paid to any stockholders of the Company since the restricted stock was initially awarded.

 <F4> Represents matching contributions by the Company to the MEMC Retirement
      Savings Plan.

 <F5> Of this amount, $208,331 represents Mr. Viefhues' base salary and $33,000 represents non-employee director fees received by Mr. Viefhues in 1996 prior to his appointment as Chief Executive Officer on August 1, 1996.

 <F6> Mr. Stolze was initially employed by the Company in June 1995.

 <F7> On January 1, 1996, restricted stock was awarded in the following amounts at the per share price of $32.625, the closing price of the Common Stock on the NYSE on December 29, 1995 (the last day of trading of 1995), which dollar amounts are reflected in this column for 1996: Mr. Stolze, 2,800, Dr. Schmitz, 2,500, Mr. Coinne, 2,200, Mr. Hartung, 2,200, Dr. Sandfort, 6,100, and Mr. Cadwell, 2,200. Twenty-five percent (25%) of the restricted stock awarded to Drs. Sandfort and Schmitz and to Messrs. Stolze, Coinne, Hartung, and Cadwell was to vest on January 1, 1998 if the Company's cumulative earnings per share ("CEPS") for the two fiscal years ending December 31, 1997 met a certain target level for such period. The Company's CEPS did not meet the requisite target levels so that these shares of restricted stock did not vest on January 1, 1998. Up to 100% of the restricted stock awarded to Dr. Schmitz and to Messrs. Stolze, Coinne, and Hartung will vest on January 1, 2000 if the Company's CEPS for the four fiscal years ending December 31, 1999 meet certain percentages of the target level for such period as follows:

         CEPS AS A PERCENTAGE              PERCENT OF SHARES WHICH
           OF TARGET LEVEL               WILL VEST ON JANUARY 1, 2000
         --------------------            ----------------------------
100% or more..........................                100%
95% to 100%...........................                 80%
90% to 95%............................                 60%
Below 90%.............................                  0%

                                       10

      Notwithstanding the foregoing, all such restricted stock will vest at the end of any calendar quarter ending before December 31, 1999 as of which the CEPS for the period commencing January 1, 1996 and ending as of the end of such calendar quarter is at least 100% of the target level for the entire four-year period. Upon termination of employment due to death, permanent disability or retirement before January 1, 2000, a participant will forfeit a percentage of his or her restricted stock equal to a fraction the numerator of which is the number of days from the date of such termination of employment through December 31, 1999 and the denominator of which is 1,460 (the number of days in the period commencing January 1, 1996 and ending December 31, 1999). The remaining restricted stock will continue to be held by the participant subject to the CEPS conditions described above. Upon termination of employment for reasons other than death, permanent disability or retirement before January 1, 2000, a participant will forfeit all of his or her restricted stock. Notwithstanding the foregoing, pursuant to Dr. Sandfort's Amended Employment Agreement dated December 1, 1997, Dr. Sandfort's restricted stock (6,100 shares) fully vested on December 1, 1997. See "Employment Agreements--Dr. Robert M. Sandfort." In addition, due to Mr. Cadwell's resignation of employment with the Company effective December 31, 1997, Mr. Cadwell's restricted stock (2,200 shares) was forfeited and canceled pursuant to the terms under which it was awarded as described above. See "Employment Agreements--Tom L. Cadwell."

 <F8> Of this amount, $126,500 represents Mr. Stolze's bonus under the Annual
      Incentive Bonus Plan, and $327,995 represents a bonus awarded to Mr. Stolze to induce him to accept employment with the Company. Pursuant to the terms under which the inducement bonus was awarded, Mr. Stolze is obligated to repay it if he terminates his employment prior to completing five years of service.

 <F9> The restricted stock awarded at the time of the Company's initial public offering (the "IPO") to Messrs. Stolze, Coinne, Hartung, and Cadwell and Dr. Schmitz was to vest at the rate of 20% annually on each anniversary of the date of grant unless, other timing restrictions being satisfied, the market price of the Common Stock appreciated by 55% or more from the IPO offering price, in which case all of the restricted stock awarded to them would fully vest. On December 11, 1995 the market price of the Common Stock reached $37.875 and on January 12, 1996 the other timing restriction was satisfied such that all of the restrictions on all of the restricted stock awarded at the time of the IPO to each of Messrs. Stolze, Coinne, Hartung, and Cadwell and Dr. Schmitz lapsed.

<F10> Deutsche mark amounts have been translated into U.S. dollars at the rate of DM 1.4345 = $1.00, the noon buying rate in New York City for cable transfers in Deutsche marks as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 1995.

<F11> Includes, among other things, a mortgage interest subsidy paid by Huls
      AG.

<F12> Belgian franc amounts have been translated into U.S. dollars at the noon buying rate in New York City for cable transfer in Belgian francs as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of the respective fiscal year. On December 31, 1997, the noon buying rate was BFr 37.08 = $1.00. On December 31, 1996, the noon buying rate was BFr 31.71 = $1.00. On December 29, 1995, the noon buying rate was BFr 29.43 = $1.00.

<F13> Consists primarily of tax payments paid by the Company due to the acceptance of an international assignment. The Company reimburses Huls Benelux S.A. for direct payments of, among other things, a housing allowance, a vacation bonus and other payments made in connection with the international assignment.

<F14> Consists primarily of tax payments paid by the Company due to the acceptance of an international assignment and also includes, among other things, a career development bonus, a housing allowance, relocation and miscellaneous international expenses.

<F15> Dr. Sandfort retired as President and Chief Operating Officer of the
      Company effective December 1, 1997.

<F16> Of this amount, $305,656 represents Dr. Sandfort's base salary, and
      $47,526 represents payment in lieu of accrued vacation.

<F17> Of this amount, $1,101,418 represents lump-sum payments in connection with Dr. Sandfort's retirement and termination of employment pursuant to Dr. Sandfort's Amended Employment Agreement dated December 1, 1997; $94,141 represents additional compensation associated with an interest free loan; $1,393,877 represents additional SEPP benefits that will be paid in monthly installment payments over ten years; and $6,720 represents matching contributions to the MEMC Retirement Savings Plan. See "Employment Agreements--Dr. Robert M. Sandfort."

<F18> Half of the restricted stock awarded to Dr. Sandfort at the time of the
      IPO was cliff vesting restricted stock ("Cliff Vesting Restricted
      Stock") which was to fully vest on the fourth anniversary of the date of grant. The other half was performance vesting restricted stock ("Performance Vesting Restricted Stock"). The Performance Vesting Restricted Stock awarded to Dr. Sandfort was to fully vest on the fourth anniversary of the date of grant but was subject to early acceleration if certain performance objectives were attained. Those performance objectives were attained, such that all restrictions on the Performance Vesting Restricted Stock awarded to Dr. Sandfort lapsed. Pursuant to Dr. Sandfort's Amended Employment Agreement dated December 1, 1997, Dr. Sandfort's Cliff Vesting Restricted Stock fully vested on December 1, 1997. See "Employment Agreements--Dr. Robert M. Sandfort."

                                       11

<F19> Mr. Cadwell resigned as Corporate Vice President of the Company effective
      December 31, 1997.

<F20> Of this amount, $216,300 represents Mr. Cadwell's base salary, and
      $33,180 represents payment in lieu of accrued vacation.

<F21> A total of 15,952 shares granted to Mr. Cadwell were forfeited and canceled pursuant to Mr. Cadwell's Agreement with the Company dated as of December 31, 1997 and the terms of the Equity Incentive Plan. See "Employment Agreements--Tom L. Cadwell." Options reflected in the table which were unvested as of December 31, 1997 were forfeited and canceled.

<F22> Of this amount, $235,770 represents a lump-sum payment to Mr. Cadwell in connection with his resignation and termination of employment pursuant to Mr. Cadwell's Agreement with the Company dated as of December 31, 1997 and $6,720 represents matching contributions by the Company to the MEMC Retirement Savings Plan. See "Employment Agreements--Tom L. Cadwell."

                                                OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                   INDIVIDUAL GRANTS
                                                 -----------------------
                                   NUMBER OF     % OF TOTAL                                        POTENTIAL REALIZABLE VALUE
                                   SECURITIES     OPTIONS/                                          AT ASSUMED ANNUAL RATES
                                   UNDERLYING       SARs        EXERCISE                                OF STOCK PRICE
                                    OPTIONS/     GRANTED TO     OR BASE                         APPRECIATION FOR OPTION TERM<F1>
                                     SARs       EMPLOYEES IN     PRICE         EXPIRATION      -----------------------------------
            NAME                   GRANTED(#)   FISCAL YEAR      ($/SH)           DATE         0%($)        5%($)           10%($)
            ----                   ----------   ------------    --------       ----------      -----        -----           ------
Ludger H. Viefhues..............   30,600<F2>      18.8%             22.50        1/1/07         0          432,994      1,097,292
James M. Stolze.................    5,600<F2>       3.4%             22.50        1/1/07         0           79,241        200,812
Dr. Werner Schmitz..............    5,000<F2>       3.1%             22.50        1/1/07         0           70,751        179,296
Marcel Coinne...................    4,400<F2>       2.7%             22.50        1/1/07         0           62,261        157,780
Ralph D. Hartung................    4,400<F2>       2.7%             22.50        1/1/07         0           62,261        157,780
Dr. Robert M. Sandfort..........   12,200<F3>       7.5%             22.50        1/1/07         0          172,632        437,482
Tom L. Cadwell..................    4,400<F4>       2.7%             22.50         <F4>         <F4>           <F4>           <F4>
All Stockholders<F5>............      N/A           N/A                N/A         N/A           0      585,815,345  1,484,571,101
All Optionees<F6><F7>...........  163,000           100%       22.50-29.00    1/1/07-9/1/07      0        2,313,978      5,864,076
Optionee's Gain as % of All
  Stockholders' Gain............      N/A           N/A                N/A         N/A          N/A             .40%           .40%

---------

<F1> The dollar amounts under these columns are the result of calculations at
     0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

<F2> These options become exercisable at the rate of 25% per year on January 1,
     1998, January 1, 1999, January 1, 2000 and January 1, 2001. All of these options expire ten years from the date of grant. In the event of a change in control of the Company and except as the Compensation Committee of the Board of Directors may otherwise determine, all restrictions and conditions on the remaining unvested stock options (other than stock options granted within six months of such change of control) owned by these individuals shall lapse as of the date of a change in control. In addition, upon termination of employment due to death, permanent disability or retirement, all stock options awarded to the terminated individual shall become immediately exercisable.

<F3> These options became exercisable on December 1, 1997, pursuant to the terms of Dr. Sandfort's Amended Employment Agreement dated December 1, 1997. See "Employment Agreements--Dr. Robert M. Sandfort."

<F4> Mr. Cadwell forfeited these options pursuant to the terms of his Agreement with the Company dated as of December 31, 1997. See "Employment Agreements--Tom L. Cadwell."

<F5> Gain for all stockholders was determined based on approximately 41.4 million shares outstanding on January 1, 1997, assuming a price per share of $22.50.

<F6> On January 1, 1997, the Company granted options to purchase 161,000 shares at a price per share of $22.50. On May 1, 1997, the Company granted options to purchase 1,000 shares at a price per share of $28.125. On August 1, 1997, the Company granted options to purchase 600 shares at a price per share of $28.6875. On September 1, 1997, the Company granted options to purchase 400 shares at a price per share of $29.00.

<F7> No gain to the optionees is possible without an increase in the price of the Company's Common Stock, which increase would benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                        NUMBER OF
                                        SECURITIES
                                        UNDERLYING
                                       UNEXERCISED
                                     OPTIONS/SARs AT
                                          FY-END
                                           (#)
                                    -----------------
                                      EXERCISABLE/
       NAME                         UNEXERCISABLE<F1>
       ----                         -----------------
Ludger H. Viefhues.................   2,375/37,725
James M. Stolze....................   9,652/18,052
Dr. Werner Schmitz.................   9,502/17,002
Marcel Coinne......................   9,352/15,952
Ralph D. Hartung...................   9,352/15,952
Dr. Robert M. Sandfort.............   169,129/0<F2>
Tom L. Cadwell.....................   9,352/0<F3>

--------

<F1> None of the unexercised options were in-the-money based on the per share closing price of the Common Stock of $15.25 on the New York Stock Exchange on December 31, 1997.

<F2> Pursuant to Dr. Sandfort's Amended Employment Agreement dated December 1,
     1997, all stock options previously awarded to Dr. Sandfort that had not vested prior to December 1, 1997, vested as of December 1, 1997. See "Employment Agreements--Dr. Robert M. Sandfort."

<F3> Pursuant to Mr. Cadwell's Agreement with the Company dated as of December
     31, 1997, Mr. Cadwell's unvested options to purchase a total of 15,952 shares were forfeited and canceled. See "Employment Agreements--Tom L. Cadwell."

PENSION PLAN

    The Company sponsors the MEMC Pension Plan, a defined benefit pension plan covering most domestic employees of the Company and its subsidiaries.

    The basic benefit payable under the MEMC Pension Plan is a lump sum equal to 8% of the participant's "average total earnings" (as defined below) up to one-half of the Social Security wage base plus 12% of the participant's "average total earnings" (as defined below) over one-half of the Social Security wage base, multiplied by the participant's years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65. In addition to the normal annuity options, the benefit payable to employees hired on or after January 1, 1997, and to participants who were employed by MEMC Southwest Inc. on December 31, 1996, is also available in an immediate lump sum distribution at termination of employment. The benefit for other participants is payable only in the form of an annuity with monthly payments for life beginning at the participant's retirement age, the amount of which annuity is the actuarial equivalent value of the participant's lump sum formula amount.

    Employees who were participants in the former MEMC Electronic Materials, Inc. Pension Plan for Salaried Employees (the "Salaried Plan"), a prior plan merged into the MEMC Pension Plan, as of December 31, 1996, are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the above formula. The basic monthly benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant's "average total earnings" (as defined below) multiplied by the participant's years of benefit service. However, if the participant was hired by Monsanto Company ("Monsanto") in the U.S., a prior owner of a substantial part of the Company's business, before April 1, 1986 and was employed by the Company at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by the Company at any time during the period January
1, 1989 through March 31, 1989, the factor is 1.4% of the participant's
"average total earnings" (as defined below) instead of 1.2%. The basic benefit amount under the grandfathered formula is reduced to the extent the portion attributable to pre-April 1, 1989 service with Monsanto exceeds the amount to which the participant would have been entitled had his base salary (as of March 31, 1989)
increased at a rate of 6% per year. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant's age and years of vesting service add up to at least 80, then the benefit is not subject to any reduction.

    The basic benefit under either formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

    For purposes of the MEMC Pension Plan, "Average Total Earnings" means the greater of (a) the monthly average earnings received in the 36 months immediately prior to the date of employment termination or (b) the monthly average of earnings received during the highest three of the ten calendar years immediately prior to the year in which employment terminates. "Earnings" means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, "earnings" utilized for pension formula purposes includes salary and annual bonus reported in the salary and bonus columns of the Summary Compensation Table. However, earnings utilized for pension formula purposes does not include payments in lieu of accrued vacation and non-employee director fees.

    Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), for which limitations vary annually. The Section 415 limitation for 1997 is $125,000. In addition,
Section 401(a)(17) of the Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 1997 is $160,000. The MEMC Supplemental Executive Pension Plan (the "MEMC SEPP"), a nonqualified and unfunded plan, will provide benefits over the applicable Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump sum distribution, in the form of an annuity with monthly payments for life beginning at the participant's retirement age, or in annual installments not to exceed fifteen years.

    The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated (without regard to the offsets described above) using the 1.4% Salaried Plan formula described above.

                                         PENSION PLAN TABLE<F1>
                                                                YEARS OF SERVICE
                                      --------------------------------------------------------------------
REMUNERATION                             15             20             25             30             35
------------                          --------       --------       --------       --------       --------
$125,000...........................   $ 26,250       $ 35,000       $ 43,750       $ 52,500       $ 61,250
 150,000...........................     31,500         42,000         52,500         63,000         73,500
 175,000...........................     36,750         49,000         61,250         73,500         85,750
 200,000...........................     42,000         56,000         70,000         84,000         98,000
 225,000...........................     47,250         63,000         78,750         94,500        110,250
 250,000...........................     52,500         70,000         87,500        105,000        122,500
 300,000...........................     63,000         84,000        105,000        126,000        147,000
 400,000...........................     84,000        112,000        140,000        168,000        196,000
 450,000...........................     94,500        126,000        157,500        189,000        220,500
 500,000...........................    105,000        140,000        175,000        210,000        245,000

    As discussed above, the 1.4% formula is actually an alternative to the basic formula. Mr. Hartung and Mr. Cadwell are covered by the 1.4% formula. Therefore, Pension Plan Table(1) displayed above is based on the 1.4% formula. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65.

    When he retired on December 1, 1997, Dr. Sandfort had 26.8 years of benefit service and average total earnings of $471,369 under the MEMC Pension Plan. Dr. Sandfort is covered under the 1.4% formula. At retirement, Dr. Sandfort began receiving an annuity from the MEMC Pension Plan.

    Dr. Sandfort also received a SEPP benefit of $1,267,405 which will be paid by MEMC in monthly installments for 10 years. The installments will be paid according to the following schedule:

                                      MONTHLY
YEAR                                  PAYMENTS
----                                  --------
1998...............................   $10,588
1999...............................   $10,765
2000...............................   $10,946
2001...............................   $11,134
2002...............................   $11,329
2003...............................   $11,533
2004...............................   $11,749
2005...............................   $11,984
2006...............................   $12,254
2007...............................   $12,621

    As of December 31, 1997, Mr. Hartung had 29.5 years of benefit service and annualized Average Total Earnings of $271,227 under the MEMC Pension Plan.

    When he terminated employment with MEMC, Mr. Cadwell had 29.4 years of benefit service and annualized Average Total Earnings of $283,875 under the MEMC Pension Plan. Mr. Cadwell will not be eligible for an annuity from the MEMC Pension Plan until he reaches 55 years of age. Under his Agreement with the Company, dated as of December 31, 1997, however, he was paid $321,122 from the MEMC SEPP in 1998.

    The estimated annual pension benefit payable to Mr. Viefhues and Mr. Stolze, who are eligible for the 1.2% grandfathered formula under the MEMC Pension Plan, may be determined using Pension Plan Table (2) below. The table presents the better of the basic benefit or the grandfathered 1.2% formula for each level of remuneration and years of service as a single life annuity at retirement age 65. The basic benefit is calculated using the 1998 Social Security Wage Base and a 6% interest rate to convert the lump sums to annuities.

                             PENSION PLAN TABLE(2)
                                                YEARS OF SERVICE
                                      -------------------------------------
REMUNERATION                             5             10             15
------------                          -------       --------       --------
$ 225,000..........................   $13,500       $ 27,000       $ 40,500
  250,000..........................    15,000         30,000         45,000
  300,000..........................    18,000         36,000         54,000
  400,000..........................    24,000         48,000         72,000
  500,000..........................    30,000         60,000         90,000
  600,000..........................    36,000         72,000        108,000
  700,000..........................    42,000         84,000        126,000
  800,000..........................    48,000         96,000        144,000
  900,000..........................    54,000        108,000        162,000
 1,000,000.........................    60,000        120,000        180,000
 1,100,000.........................    66,000        132,000        198,000
 1,200,000.........................    72,000        144,000        216,000

    As of December 31, 1997, Mr. Viefhues had 3.6 years of benefit service and annualized Average Total Earnings of $459,399, and Mr. Stolze had 2.5 years of benefit service and annualized Average Total Earnings of $332,376 under the MEMC Pension Plan. Mr. Viefhues' years of benefit service reflect his prior period of benefit service with the

Company from June 1, 1989 through August 15, 1991. Under the terms of the MEMC Pension Plan and because Mr. Stolze joined the Company in June 1995, as of December 31, 1997, Mr. Stolze had no vested benefit.

    Neither Mr. Coinne nor Dr. Schmitz participate in either the MEMC Pension Plan or the MEMC SEPP.

    Mr. Coinne currently participates in a pension plan maintained by Huls Benelux S.A. and a pension agreement with the Company as set forth in his employment agreement. The annual pension from the Huls Benelux S.A. plan that Mr. Coinne would be eligible to receive, had he retired on December 31, 1997 and began receiving payment at age 65, is approximately $30,229. In addition, pursuant to his employment agreement with the Company, Mr. Coinne would be eligible to receive an annual pension of $39,339 beginning at age 65, if he had terminated employment on December 31, 1997. Amounts provided reflect the exchange rate for Belgian francs on December 31, 1997. Pension benefits under Mr. Coinne's employment agreement are subject to reduction for accrued pension benefits under a combination of government benefits and company-provided benefits. If Mr. Coinne were to retire on or after age 55 but prior to age 65 and begin receiving his pension benefit from the Company, his pension benefit would be reduced by 1/4% per month that is prior to his attaining age 65.

    Dr. Schmitz currently participates in a pension plan maintained by Huls AG pursuant to which he would be eligible to receive, had he retired on December 31, 1997, an annual pension benefit equal to approximately $62,700 using the exchange rate for Deutsche marks on December 31, 1997.

EMPLOYMENT AGREEMENTS

  Ludger H. Viefhues

    Mr. Viefhues entered into an employment agreement dated as of September 3, 1996 with the Company (the "Viefhues Agreement"). The term of the Viefhues Agreement commenced as of August 1, 1996, and will terminate on July 31, 2002. The Viefhues Agreement provides for an initial annual base salary of $500,000, annual incentives, grants of options under the Equity Incentive Plan and other benefits. Pursuant to the terms of the Viefhues Agreement, in 1996, Mr. Viefhues received options to purchase 9,500 shares of Common Stock under the Equity Incentive Plan. In addition, beginning in January 1997, Mr. Viefhues received an annual grant of stock options under the Equity Incentive Plan to purchase a number of shares with a market value equal to 200% of his base salary (as of December 31 of the year prior to the grant), which options had an exercise price per share equal to 100% of the market value on the date of grant and will continue to receive an annual grant of stock options under the Equity Incentive Plan to purchase a number of shares with a market value equal to at least 200% of his base salary throughout the term of the Viefhues Agreement.

    The Company may terminate the Viefhues Agreement upon six (6) months' prior notice provided no advance notice will be required if Mr. Viefhues is terminated for cause. In the event of Mr. Viefhues' involuntary termination without cause, he will receive his base salary through the date of termination as well as a pro rata bonus for the year of termination to be paid at the same time and to the same extent (i.e., based on MEMC's performance for the full year) as bonuses are paid generally to the Company's executives with respect to such year. Mr. Viefhues will also be reimbursed for all reasonable relocation expenses incurred by him (and his family) in returning to Germany, and all unvested options under the Equity Incentive Plan will vest. In addition, if Mr. Viefhues retires on or after July 31, 2002, or earlier if he retires with the consent of the Compensation Committee, then all unvested stock options awarded to him under the Equity Incentive Plan will become immediately exercisable.

  James M. Stolze

    Mr. Stolze entered into an employment arrangement effective as of June 16, 1995 with the Company (the "Stolze Agreement"). Pursuant to the Stolze Agreement, Mr. Stolze was appointed Chief Financial Officer of the Company. The Stolze Agreement has no specified term. The Stolze Agreement provides for an initial annual base salary of $230,000, annual incentives, participation in any long term incentive plan established by the Company, grants of options and restricted stock under the Equity Incentive Plan, a signing bonus of $327,995 (which must be repaid to the Company if Mr. Stolze terminates his employment prior to completing five years of service) and other pension and welfare benefits. The Stolze Agreement contains no provisions regarding payment in the event of termination or change of control.

  Marcel Coinne

    Mr. Coinne entered into an employment agreement dated as of April 1, 1993 with Huls Benelux S.A., as the employer, and the Company, as the beneficiary (the "Coinne Agreement"). The Coinne Agreement has no specified term and provides for a minimum base salary of BFr 510,443 per month, paid 13 times per annum, and certain other benefits, including a vacation bonus equivalent to 85% of one month's base salary, an international service premium equivalent to 15% of his base salary each month and other pension and welfare benefits. Mr. Coinne will also participate in the Huls Benelux S.A. Pension Plan. His prior years of service with a previous employer will be included in his years of service for purposes of the pension provided for in the Coinne Agreement. Because Mr. Coinne was relocated from Belgium to the United States as part of his employment arrangement, the Coinne Agreement also provides for relocation expense reimbursements, location living adjustment payments, housing allowance payments, an automobile and income tax equalization payments.

    In the event of Mr. Coinne's involuntary termination without cause, he is eligible to receive separation pay from Huls Benelux S.A. consistent with the legal practices and statutes in Belgium at the time of the termination, based on his service both with the Company and Monsanto Company, the Company's former parent. In addition, Mr. Coinne would be relocated to Belgium. The Coinne Agreement does not contain any change of control provisions.

  Ralph D. Hartung

    Mr. Hartung and the Company entered into a standard arrangement to reimburse Mr. Hartung for expenses reasonably expected to be incurred due to his overseas assignment. This arrangement provides for a lump sum payment, a cost of living allowance, income tax equalization and other tax related payments and reimbursement for travel, relocation, automobile and other related expenses in the aggregate amount set forth opposite Mr. Hartung's name in the "Other Annual Compensation" column in the Summary Compensation Table. Mr. Hartung's arrangement contains no provisions regarding payment in the event of termination or change of control.

  Dr. Robert M. Sandfort

    Dr. Sandfort entered into an employment agreement dated as of May 1, 1995 with the Company (the "Original Sandfort Agreement"). The term of the
Original Sandfort Agreement commenced on the IPO Date and was to terminate on August 1, 1999. The Original Sandfort Agreement was amended effective as of December 1, 1997 (as amended, the "Amended Sandfort Agreement"). Pursuant to the terms of the Amended Sandfort Agreement, Dr. Sandfort retired and resigned from service as President and Chief Operating Officer effective December 1, 1997. During the period commencing December 2, 1997, and ending December 2, 1998 (the "Consulting Term"), Dr. Sandfort agreed to provide consulting services to the Company.

    The Original Sandfort Agreement provided for an annual base salary of $310,000, annual incentives, participation in any long term incentive bonus plan established by the Company, grants of options and restricted stock under the Equity Incentive Plan and other benefits. Dr. Sandfort received 144,728 options effective as of the IPO Date under the Equity Incentive Plan, half of which were to become exercisable at the rate of 25% per year, and half of which were to become fully exercisable on the fourth anniversary of the IPO Date. Dr. Sandfort also received 48,000 shares of restricted stock as of the IPO Date under the Equity Incentive Plan, all of which were to vest fully on the fourth anniversary of the IPO Date (the "IPO Restricted Stock"). Notwithstanding the foregoing, 24,000 shares of such restricted stock were subject to early acceleration if certain performance objectives were attained. These performance objectives were attained, such that 24,000 shares vested and 24,000 shares remained unvested immediately prior to December 1, 1997. The Sandfort Agreement also provided for pension benefits under the MEMC Pension Plan.

    The Amended Sandfort Agreement provides for the payment of compensation due him under the Original Sandfort Agreement in the aggregate amount of $561,667 and payment for accrued but unused vacation time in accordance with the Company's customary practice. During the Consulting Term, Dr. Sandfort will receive consulting fees as well as a lump sum payment in the amount of $539,751. The Amended Sandfort Agreement also provides that (i) all stock options, previously awarded to Dr. Sandfort under the Equity Incentive Plan that had not previously vested, were to (and did) vest as of December 1, 1997;
(ii) Dr. Sandfort be allowed to exercise all options until the tenth anniversary of the date on which each option was granted; (iii) all shares of restricted stock previously awarded that had not vested (consisting of the unvested 24,000 shares of IPO Restricted Stock and 6,100 shares of unvested restricted stock) were to (and did) vest as of December 1, 1997. In addition, the Amended Sandfort Agreement provides for an interest free loan in an amount required to pay his withholding tax obligations related to the vesting of his IPO Restricted Stock and other restricted stock and also provides for payments in addition to his SEPP benefits. See "Summary Compensation Table." The Company is obligated to require any successor to the Company to assume or agree to perform the Amended Sandfort Agreement.

  Tom L. Cadwell

    Mr. Cadwell entered into an Agreement with the Company dated as of December 31, 1997 (the "Separation Date") regarding his resignation and separation from employment with the Company (the "Cadwell Agreement"). The Cadwell Agreement provides for a lump sum payment equivalent to Mr. Cadwell's one year full salary, payment for accrued but unused vacation time in accordance with the Company's customary practice, payment of the net present value of his accrued benefits under the SEPP and payment for COBRA medical insurance costs and other payments. See "Pension Plan." Pursuant to the Cadwell Agreement, all Company benefits ceased as of the Separation Date. The Cadwell Agreement also provides that (i) any stock options held by Mr. Cadwell are exercisable to the extent they were exercisable on the Separation Date for a period of one year from the Separation Date or until the expiration of the option; and (ii) any stock options not exercisable on the Separation Date shall be forfeited. In addition, as a result of Mr. Cadwell's resignation of employment, pursuant to the terms of the Equity Incentive Plan, Mr. Cadwell forfeited his unvested restricted stock in the amount of 2,200 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Because the full Board of Directors approved certain compensation recommendations of the Compensation Committee, Mr. Viefhues and Dr. Sandfort are deemed to have participated in deliberations of the Board of Directors regarding remuneration paid to executive officers.

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares cumulative total stockholder return with the cumulative total return (assuming reinvestment of dividends) of the Standard & Poor's 500 Index, Standard & Poor's Technology 500 Index and the Hambrecht & Quist Semiconductor Index. The information on the graph covers the period from July 12, 1995 (the date the Company's Common Stock began trading pursuant to the IPO), through December 31, 1997. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                                    [GRAPH]

---------------------------------------------------------------------------------------
                            JULY 12,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                              1995           1995             1996             1997
---------------------------------------------------------------------------------------
                   MEMC       100            136               94               64
---------------------------------------------------------------------------------------
                S&P 500       100            114              136              183
---------------------------------------------------------------------------------------
     S&P Technology 500       100            104              137              173
---------------------------------------------------------------------------------------
      H&Q Semiconductor       100             72               94               99
---------------------------------------------------------------------------------------

                                      18

    The Standard & Poor's Technology 500 Index is a market capitalization-weighted index of all of the stocks in the Standard & Poor's 500 Index that offer products or services that are on the cutting edge of technology. It is composed of 57 companies in the semiconductor, software, personal computer, telecommunications, health care, aerospace, defense, and office automation industries, among others. The Hambrecht & Quist Semiconductor Index is a market capitalization-weighted index of 35 companies that are involved in the design, distribution, manufacture, and sale of semiconductors. As the Hambrecht & Quist Semiconductor Index comprises only companies dealing directly in the semiconductor or semiconductor capital equipment businesses, the Company believes the correlation in this index with MEMC's future performance will be higher and, accordingly, this index will be used in future years rather than the Standard & Poor's Technology 500 Index.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Huls Corporation is the Company's majority stockholder. Huls Corporation is directly wholly owned by VEBA Corporation, which is directly and indirectly wholly owned by VEBA AG.

    The Company made payments to Huls Corporation and certain of its affiliates for goods, services and interest payments in an aggregate amount of approximately $31.3 million in 1997. The following discussion summarizes certain of the significant agreements and arrangements among the Company and certain of its affiliates.

AGREEMENTS AND ARRANGEMENTS WITH AFFILIATES

  Service Agreement

    Pursuant to the terms of an amended service agreement (the "Huls Service Agreement") between the Company and Huls Corporation, Huls Corporation provides the Company with accounting services as well as office space. The Huls Service Agreement may be modified from time to time, or terminated at any time on 30 days' notice, at the option of either party. The Company believes that the terms of the Huls Service Agreement are comparable to those that could be obtained from unrelated third parties.

    Pursuant to an ongoing arrangement between CREANOVA Inc. and Sivento Inc. (collectively formerly known as Huls America Inc.), a wholly owned subsidiary of Huls Corporation, and the Company, CREANOVA Inc. and Sivento Inc. use the Company's computer hardware to implement its software system for a monthly charge. The Company believes that the terms of this arrangement are comparable to those that could be obtained from unrelated third parties.

  Agreement for Communication Services

    In 1996, Huls Corporation entered into an agreement with AT&T (the "Communication Services Agreement") pursuant to which AT&T agreed to provide certain communication services to Huls Corporation and certain of its affiliates, including the Company (and certain of the Company's subsidiaries). In return for volume pricing discounts, Huls Corporation provided AT&T with minimum revenue commitments for each contract year during the term of the Communication Services Agreement. The Communication Services Agreement has a term of five years. The Company and Huls Corporation have entered into an agreement dated as of June 21, 1996, (the "Reimbursement Agreement") pursuant to which the Company has agreed to reimburse Huls Corporation if the Company's payments to AT&T under the Communication Services Agreement do not meet certain minimum levels specified in the Reimbursement Agreement for each contract year and as a result Huls Corporation is required to make payments to AT&T to satisfy the minimum revenue commitments to AT&T for such contract year as specified in the Communication Services Agreement. Because of the combined volume of Huls Corporation and its affiliates (including the Company), the Company believes that the pricing terms available to the Company under the Communication Services Agreement are better than the Company could obtain if it independently entered into a contract for similar communication services.

  Loan Agreements and Guarantees

    The Company has available to it approximately $525 million in long-term loan commitments from Huls Corporation and certain of its affiliates pursuant to long-term loan agreements. Interest on these loans will be payable at fixed rates ranging from 5.98% to 7.59%. Approximately $425 million was outstanding under these agreements as of December 31, 1997, with maturity dates on these outstanding loans ranging from June 1998 to June 2005.

    The Company also has available to it approximately $31 million in Japanese yen denominated long-term loan commitments from Huls Corporation and certain of its affiliates pursuant to long-term loan agreements. Interest on these loans is payable at fixed rates ranging from 2.12% to 3.21%, with maturity dates on these loans ranging from December 1999 to December 2002. Approximately $31 million was outstanding under these agreements as of December 31, 1997.

    In the event that Huls Corporation in the future owns less than a majority of the outstanding Common Stock of the Company, the credit spread on the interest rates under the U.S. dollar and Japanese yen denominated agreements will be adjusted to reflect the credit quality of the Company at that time and the terms of certain of these agreements require that the Company maintain certain financial ratios as to minimum net worth, minimum fixed charge coverage and minimum working capital. In addition, in the event that the Company were to obtain U.S. dollar denominated loans from third parties on similar terms and conditions, the interest rate on $200 million of the Huls Corporation debt would be adjusted to reflect the credit pricing of the third party lender. The Company also has a $75 million revolving credit facility and a $10 million line of credit with Huls Corporation and its affiliates. There was $75 million outstanding under these agreements as of December 31, 1997. The Company has agreed to pay Huls Corporation and its affiliates an annual fee of 1/8th of one percent, calculated on the unused portion of the long-term loan and revolving credit agreements, in order to maintain the commitments. The Company believes that interest rates and commitment fees with respect to such financing agreements are no less favorable to the Company than those that could be obtained from unrelated third parties.

    The Company and Huls AG have guaranteed certain indebtedness of POSCO HULS Company, Ltd., a joint venture with Samsung and Pohang Iron and Steel, operating in South Korea ("PHC"), with an aggregate principal amount outstanding of approximately $3.7 million as of December 31, 1997, the latest of which indebtedness matures in September 1999. Neither the Company nor Huls AG have been required to make any payments pursuant to these guarantees. The Company has agreed to indemnify Huls AG with respect to any payments required to be made by Huls AG under such guarantee. The Company has agreed to pay Huls AG an annual fee of 1/8th of one percent, calculated on the outstanding principal balance under the PHC credit agreements, in order to maintain the Huls AG guarantees.

  Tax Agreements

    From January 1, 1990, until July 12, 1995, the Company had been a party to various tax sharing agreements with VEBA Corporation, Huls Corporation and certain of their subsidiaries (collectively, the "Tax Sharing Agreements") pursuant to which each of the parties thereto agreed to join in the filing of a consolidated U.S. federal income tax return with VEBA Corporation. The Tax Sharing Agreements provided for the calculation by each of the parties of their respective federal income tax provision and liability on a stand-alone basis and obligated Huls Corporation to pay the difference, if any, between the sum of each of its subsidiaries' stand-alone calculations and the consolidated calculation.

    Effective July 12, 1995, the Company entered into a tax disaffiliation agreement with VEBA Corporation and Huls Corporation (the "Tax Disaffiliation Agreement") terminating the Tax Sharing Agreements. The Company is now responsible for its own federal, state, and local tax returns and tax liabilities. Pursuant to the terms of the Tax Disaffiliation Agreement, VEBA Corporation and Huls Corporation on behalf of themselves and their respective subsidiaries (other than the Company), as one party, and the Company, as the other party, have agreed to indemnify each other from and against any additional federal income tax liability that is attributable to each such party's operations and which is determined to be due with respect to taxable periods during which the Company was included in the consolidated federal income tax return of VEBA Corporation.

    Under the Tax Sharing Agreement with VEBA Corporation, the Company's stand-alone federal income tax liability was calculated in such a manner that its net earnings were offset by its own tax loss carryover, even though under the applicable federal income tax ordering rules, such net earnings were, in fact, offset primarily by VEBA Corporation's tax loss carryover and alternative minimum tax carryover (collectively, the "VEBA Carryovers") from earlier years. As a result, the VEBA Carryovers were diminished in order to offset the Company's net earnings, but the Company did not compensate VEBA Corporation for the use of such VEBA Carryovers, and the Company's own loss carryovers remained relatively undiminished and available to offset the Company's net earnings in future taxable years. In order to remedy this, pursuant to the Tax Disaffiliation Agreement, the Company agreed to pay VEBA Corporation approximately $13.1 million for the federal tax savings achieved by the Company through the use of the above-described carryovers of VEBA Corporation and its affiliated companies. In 1997, the Company paid VEBA Corporation $1.3 million as reimbursement for the alternative minimum tax credit carryovers. No further obligation is due VEBA Corporation under the Tax Disaffiliation Agreement after 1997. In addition, no obligations remain under the Tax Sharing Agreement with VEBA Corporation.

  Registration Rights Agreement

    Pursuant to a registration rights agreement (the "Registration Rights Agreement") between Huls Corporation and the Company, Huls Corporation has the right to demand registration under the Securities Act of 1933 (the "Securities Act") of any or all of the shares of the Common Stock it owns. Such demand rights became exercisable 180 days after July 12, 1995, and must be exercised for at least 25% of the Common Stock covered by the Registration Rights Agreement. The Company may be required to effect up to three such demand registrations, and the expenses of any such demand registration shall be borne by Huls Corporation. The Company is not obligated to take any action to register shares of Common Stock owned by Huls Corporation: (i) during the period starting 30 days prior to the Company's estimated date of filing of, and ending 90 days after the effective date of, any other registration statement filed by the Company under the Securities Act; (ii) more than once during any six-month period; and (iii) for up to 90 days after a request from Huls Corporation if an officer of the Company certifies that the Board of Directors of the Company has determined that such registration would interfere with a material transaction then being pursued by the Company. In addition, except in certain circumstances and subject to certain limitations, if the Company proposes to register any shares of Common Stock under the Securities Act, Huls Corporation will be entitled to require the Company to include all or a portion of the shares of Common Stock which Huls Corporation owns in such registration. The expenses of any such "piggyback" registration, other than underwriting discounts and commissions relating to Common Stock to be sold by Huls Corporation, shall be borne by the Company. In addition, the Company has agreed to indemnify any underwriter in connection with any registration made pursuant to the Registration Rights Agreement against certain liabilities, including liabilities under the Securities Act.

  Treasury Management

    The Company participates in VEBA AG's global treasury management system, pursuant to which it offers Huls AG a right of first refusal to act as the Company's financial intermediary in transacting the Company's hedging activities before the Company may engage unrelated third parties to do so. As of December 31, 1997, the Company entered into foreign exchange contracts with a total contract value of $82.5 million with Huls AG to manage foreign currency exchange risks. The Company believes that its hedging arrangements with Huls AG allow for transactions on a basis that is comparable to terms available from unrelated third party financial intermediaries. Consistent with past practice, it is expected that from time to time the Company may deposit with Huls Corporation or certain of its affiliates on a short term basis its excess cash on hand at month end at market rates of interest. As of December 31, 1997, the Company had no deposits with Huls AG. The Company believes that the interest rates received under these arrangements are comparable to market rates charged for similar transactions. The treasury management arrangements may be modified from time to time or terminated at any time on short notice, either by the Company or Huls Corporation or certain of their affiliates.

  Agency and Services Agreements with Affiliated Companies

    Through its wholly owned Italian subsidiary, MEMC Electronic Materials, S.p.A. ("MEMC SpA"), the Company distributes its silicon products and those of affiliated companies in various European countries and South Korea under certain agency and services agreements (the "Agency Agreements") entered into between MEMC SpA and Huls AG or certain of its affiliates. Pursuant to the terms of the Agency Agreements, certain of Huls AG's affiliates have agreed to provide sales agency, administrative and other related services to MEMC SpA in the distribution of silicon products in various countries. For these services, Huls AG and its affiliates are paid on a commission or on a cost plus commission basis. These services may be terminated by either party. The Company believes that the terms of the Agency Agreements are comparable to those that could be obtained from unrelated third parties.

  Purchases and Sales of Raw Materials, Finished Products and Equipment

    During 1997, the Company purchased raw materials from a wholly owned subsidiary of Huls AG pursuant to a supply contract dated December 31, 1995. Purchases of raw materials under this contract totaled $9.1 million for the year ended December 31, 1997. The supply contract has an initial term of five years and is automatically renewable for successive one-year periods unless terminated upon one year's prior written notice by either party. The Company believes that the prices paid by the Company for raw materials under this supply contract are not materially different from those which are obtained by the Company from third parties for similar products.

    During 1997, the Company also purchased equipment from Steag Microtech, Inc., an entity in which VEBA AG holds a substantial ownership interest, pursuant to a Master Equipment Agreement dated as of August 1, 1995. Purchases under this contract totaled $6.9 million for the year ended December 31, 1997. The Master Equipment Agreement has an initial term of three years and may be extended by mutual agreement. The Company believes that the terms of the Equipment Agreement are comparable to those that could be obtained from unrelated third parties.

  Insurance

    During 1997, the Company participated as a coinsured under a marine cargo insurance policy maintained by Huls AG. Premiums paid to Huls AG under this policy totaled $71,800 during 1997. The Company also participates in a directors and officers liability insurance policy with an unrelated third party which policy was arranged by VEBA AG. The premiums on this policy are paid by VEBA AG on behalf of the Company and the Company reimburses VEBA AG for these premiums. In 1997, the Company reimbursed VEBA AG in the amount of $529,600 for premiums paid by VEBA AG on this policy. The Company believes that the total premiums it paid during 1997 for the insurance coverage described above are comparable to those which could be obtained from unrelated third parties. The Company maintains its own separate general liability, property and workers' compensation insurance coverage.

                             INDEPENDENT AUDITORS

    The Company is presently utilizing the services of KPMG Peat Marwick LLP, who have been the Company's independent auditors since 1989 and who will serve as the Company's independent auditors for the fiscal year ending December 31, 1998. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended for inclusion in the Company's proxy statement and form of proxy to be prepared and distributed in connection with the Company's annual stockholders meeting in 1999 must be received by the Company no later than November 23, 1998.

                                 OTHER MATTERS

    As stated elsewhere herein, the Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting by the Board of Directors or by stockholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

    The cost of preparing and mailing this Proxy Statement and the accompanying materials, and the cost of any supplementary solicitations, will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone or telefax, by regular employees of the Company, without additional compensation. Brokerage firms, banks, nominees and others will be requested to forward proxy materials to the beneficial owners of Common Stock held by them of record, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.

March 23, 1998

PROXY                                                             PROXY
                        MEMC ELECTRONIC MATERIALS, INC.

      The undersigned hereby directs State Street Bank and Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Tuesday, May 5, 1998, at 10:00 a.m. local time, and all adjournments thereof.

      This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

      PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE
                              ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                        MEMC ELECTRONIC MATERIALS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

1. ELECTION OF DIRECTORS:                       For   Withheld   For All
   Erhard Meyer-Galow, Alfred Oberholz and      All     All       Except
   Ludger H. Viefhues.                          [ ]     [ ]        [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------

2. In its discretion, the Trustee is authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

                                    Dated: _______________________, 1998
                                    ____________________________________
                                       Signature of Plan Participant

                                    Note: Please sign exactly as your name
                                    appears hereon.

                                    PLEASE MARK, SIGN AND PROMPTLY RETURN
                                    THIS VOTING DIRECTION CARD IN THE
                                    ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED
                                    IF MAILED IN THE UNITED STATES.


-------------------------------------------------------------------------------

                        MEMC ELECTRONIC MATERIALS, INC.
                      501 PEARL DRIVE (CITY OF O'FALLON)
                          ST. PETERS, MISSOURI 63376
                                                            March 23, 1998

              TO PARTICIPANTS IN THE MEMC RETIREMENT SAVINGS PLAN

      Enclosed with this voting direction card are the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company") which will be held on May 5, 1998. The number of shares of Company common stock (the "Common Stock") shown on the voting direction card represents the number of shares which you are entitled to direct State Street Bank and Trust Company (the "Trustee") to vote. This share amount is based on your balance in the MEMC Stock Fund account in the MEMC Retirement Savings Plan (the "Plan") on March 9, 1998, the record date for the determination of stockholders eligible to vote. In order for these shares to be voted by the Trustee of the Plan in accordance with your confidential instructions, the Trustee must receive your executed voting direction card not later than May 1, 1998. Under the provisions of the Plan, all shares for which no executed voting direction cards are received by May 1, 1998 are to be voted by the Trustee in the same proportion for which directions are received. Please note that you will not be able to vote the shares shown on the voting direction card at the Annual Meeting; only the Trustee can vote these shares.

PROXY                                                             PROXY

                        MEMC ELECTRONIC MATERIALS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 5, 1998

      The undersigned hereby appoints James M. Stolze and Helene F. Hennelly, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC ELECTRONIC MATERIALS, INC. (the "Company"), to be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Tuesday, May 5, 1998, at 10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed.

      PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE
                              ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                        MEMC ELECTRONIC MATERIALS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

1. ELECTION OF DIRECTORS:                       For   Withheld   For All
   Erhard Meyer-Galow, Alfred Oberholz and      All     All      Except
   Ludger H. Viefhues.                          [ ]     [ ]        [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


-------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

                                    Dated: _______________________, 1998
                                    ____________________________________
                                                (Signature)
                                    ____________________________________
                                        (Signature if held jointly)

                                    Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, admini-strator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    PLEASE MARK, SIGN AND PROMPTLY RETURN
                                    THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
                                    NO POSTAGE IS REQUIRED IF MAILED IN THE
                                    UNITED STATES.

-------------------------------------------------------------------------------


                        MEMC ELECTRONIC MATERIALS, INC.
                      501 PEARL DRIVE (CITY OF O'FALLON)
                          ST. PETERS, MISSOURI 63376


                                                             March 23, 1998


Dear Stockholder:

      The annual meeting of stockholders of MEMC Electronic Materials, Inc. will be held at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 at 10:00 a.m. local time on Tuesday, May 5, 1998.

      It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.

                                          Thank you.



                                          HELENE F. HENNELLY
                                          Secretary

                                Appendix

Page 18 of the printed Proxy Statement contains a Stock Price Performance Graph. The information contained in the graph is set forth in the table following the graph.